Exhibit 10.47

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), entered into effective as of the 31st day of December, 2009, is by and between SURGIVISION, INC., a Delaware corporation (“SVI”), and DARA PHARMACEUTICALS, INC., a Delaware corporation (“DARA”). SVI and DARA are referred to herein individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, SVI and DARA are parties to that certain Stock Purchase and Loan Agreement dated as of January 30, 2009 (the “Loan Agreement”), pursuant to which, among other things, DARA borrowed from SVI the principal sum of Five Hundred Thousand Dollars (the “Loan”);

WHEREAS, DARA’s obligation to repay the Loan is evidenced by that certain Secured Promissory Note dated as of January 30, 2009 (the “Note”) in the original principal amount of Five Hundred Thousand Dollars ($500,000) and with an interest rate of eight percent (8%) per annum;

WHEREAS, DARA desires to sell to SVI, and SVI desires to purchase from DARA, five hundred thirty six thousand seven hundred twelve (536,712) shares of Common Stock held of record and beneficially owned by DARA (the “Purchase Shares”), for an aggregate purchase price of Five Hundred Thirty Six Thousand Seven Hundred Twelve Dollars ($536,712) (the “Stock Purchase Price”);

WHEREAS, the Parties desire that the entirety of the Stock Purchase Price be paid by SVI by delivery of the Note to DARA for cancellation; and

WHEREAS, the Parties desire to set forth in writing the terms and conditions under which said transactions will be consummated;

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

ARTICLE I

Definitions

“Agreement” has the meaning set forth in the preface above.

“Closing” has the meaning set forth in Section 3.1 below.

“Closing Date” means December 31, 2009.

“Common Stock” means SVI’s common stock, par value $.01 per share.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including, without limitation, (a) the sale of the Purchase Shares by DARA to SVI; (b) the execution and delivery by DARA and SVI, as applicable, of this Agreement and all other agreements, certificates and documents to be entered into in connection herewith; and (c) the performance by DARA and SVI, as applicable, of their respective covenants and obligations under this Agreement and all other agreements, certificates and documents to be entered into in connection herewith.

“DARA” has the meaning set forth in the preface above.

“Derivative Securities” means any securities convertible into, or exchangeable or exercisable for, shares of Common Stock.

“Encumbrance” means any pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, encumbrance, preference, priority option, right of first refusal or restriction of any kind or nature whatsoever.

“IPO” means the first firm commitment underwritten public offering of shares of Common Stock for the account of SVI.

“Loan Agreement” has the meaning set forth in the preface above.

“Note” has the meaning set forth in the preface above.

“Organizational Documents” means, with respect to a corporation, the corporation’s certificate of incorporation (or the equivalent thereof) and bylaws.

“Parties” has the meaning set forth in the preface above.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency or department thereof).

“Purchase Shares” has the meaning set forth in the preface above.

“Stock Purchase Price” has the meaning set forth in the preface above.

“Stockholder Agreement” means that certain Stockholder Agreement dated as of January 30, 2009, by and between DARA and SVI.

“SVI” has the meaning set forth in the preface above.

ARTICLE II

Purchase and Sale of Shares

Section 2.1 Basic Transaction. At the Closing, on and subject to the terms and conditions of this Agreement, SVI agrees to purchase from DARA, and DARA agrees to sell, transfer, convey and deliver to SVI, all of the Purchase Shares for the Stock Purchase Price. The Stock Purchase Price shall be paid by SVI by delivery of the Note to DARA for cancellation. SVI acknowledges and agrees that completion of the Closing shall constitute full payment and performance of all obligations of DARA under the Loan Documents (as such term is defined in the Loan Agreement), and accordingly in connection with the Closing the Loan Documents shall be terminated and have no further force or effect.

ARTICLE III

Closing

Section 3.1 Closing. The closing of the Contemplated Transactions (the “Closing”) shall take place on the Closing Date at such place as the Parties may mutually determine.

Section 3.2 Deliveries at the Closing. In connection with the Closing, (a) DARA shall deliver to SVI the various agreements, certificates and other documents referred to in Section 7.1 below, and (b) SVI shall deliver to DARA the Note (marked by SVI as “Paid In Full and Cancelled”) and the various agreements, certificates and other documents referred to in Section 7.2 below.

ARTICLE IV

Representations and Warranties of DARA

DARA represents and warrants to SVI that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

Section 4.1 Corporate Organization and Power. DARA is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as now being conducted.

Section 4.2 Authorization of Transaction. DARA has the full corporate power and authority (a) to execute and deliver this Agreement and all other agreements, certificates and documents to be entered into by DARA in connection herewith, (b) to perform DARA’s obligations under this Agreement and all other agreements, certificates and documents to be entered into by DARA in connection herewith, and (c) to consummate the Contemplated Transactions. This Agreement constitutes the valid and legally binding obligation of DARA, enforceable against DARA in accordance with its terms and conditions. Upon execution and delivery by DARA of the other agreements, certificates and documents referred to in Section 7.1, such other agreements, certificates and documents will constitute the legal, valid, and binding obligations of DARA, enforceable against DARA in accordance with their respective terms and conditions. DARA is not required to give any notice to, make any filing with, or obtain any Consent from, any Person in order for DARA to consummate the Contemplated Transactions, which notice, filing or consent has not already been given, made or obtained.

Section 4.3 Purchase Shares. DARA holds of record and owns beneficially the Purchase Shares, free and clear of any Encumbrance, other than an Encumbrance solely in favor of SVI. DARA is not a party to any option, warrant, purchase right or other contract or commitment that could require DARA to sell, transfer or otherwise dispose of any Purchase Shares, other than this Agreement and the Stockholder Agreement. DARA is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Purchase Shares.

Section 4.4 Noncontravention. Neither the execution and delivery of this Agreement by DARA, nor the consummation by DARA of the Contemplated Transactions, will directly or indirectly (with or without notice of lapse of time):

(a) contravene, conflict with, or result in a violation of (i) any provision of DARA’s Organizational Documents or (ii) any resolution adopted by the board of directors or the stockholders of DARA;

(b) contravene, conflict with, result in a violation of, or give any Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any applicable law or any order to which DARA or any of its assets may be subject; or

(c) contravene, conflict with, result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under or to accelerate the maturity or performance of or to cancel, terminate or modify, any agreement to which DARA is a party or by which it is bound.

Section 4.5 Brokers’ Fees. DARA has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Contemplated Transactions for which SVI could become liable or obligated.

Section 4.6 Sophisticated Seller.

(a) DARA has the knowledge and experience in financial and business matters to be capable of making an informed decision with respect to the sale of the Purchase Shares to SVI for the Stock Purchase Price. DARA has all information and materials relating to SVI’s operations, business and properties that DARA deems necessary or appropriate to evaluate its sale of the Purchase Shares to SVI.

(b) DARA understands and acknowledges that SVI makes no representations or warranties other than those representations and warranties expressly made by SVI in Article V below. Without limiting the generality of the foregoing, DARA understands and acknowledges that SVI makes no representation or warranty and gives no assurance to DARA with respect to the value of SVI or any shares of Common Stock. The Stock Purchase Price represents a privately negotiated price for the Purchase Shares, and DARA has determined that the Stock Purchase Price represents fair consideration for the sale of the Purchase Shares to SVI.

(c) In determining to enter into this Agreement and to consummate the Contemplated Transactions, DARA has not relied upon (i) any representation or warranty of SVI or any of SVI’s directors, officers, employees, agents or representatives, other than those representations and warranties expressly made by SVI in Article V below, or (ii) any non-disclosure of information by SVI or any of SVI’s directors, officers, employees, agents or representatives. DARA hereby irrevocably waives and releases SVI and SVI’s directors, officers, employees, agents and representatives from any and all actions and claims whatsoever, whether in law or equity, relating to the determination of the amount of the Stock Purchase Price.

Section 4.7 Solvency. The fair salable value of DARA’s assets exceeds, and immediately following the Closing will exceed, the fair value of its liabilities (including contingent liabilities, but excluding any deferred revenue). DARA is able, and following the Closing DARA will be able, to pay its debts (including trade debts) as they mature. DARA’s capital is not unreasonably small in relation to its business, and, as a result of the Contemplated Transactions, DARA will not be left with unreasonably small capital. DARA has not incurred and does not intend to incur, or believe that it will incur, debts beyond its ability to pay as such debts become due.

ARTICLE V

Representations and Warranties of SVI

SVI represents and warrants to DARA that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

Section 5.1 Corporate Organization and Power. SVI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as now being conducted.

Section 5.2 Authorization of Transaction. SVI has the full corporate power and authority (a) to execute and deliver this Agreement and all other agreements, certificates and documents to be entered into by SVI in connection herewith, (b) to perform SVI’s obligations under this Agreement and all other agreements, certificates and documents to be entered into by SVI in connection herewith, and (c) to consummate the Contemplated Transactions. This Agreement constitutes the valid and legally binding obligation of SVI, enforceable against SVI in accordance with its terms and conditions. Upon execution and delivery by SVI of the agreements, certificates and other documents referred to in Section 7.2, such agreements, certificates and other documents will constitute the legal, valid, and binding obligations of SVI, enforceable against SVI in accordance with their respective terms and conditions. SVI is not required to give any notice to, make any filing with, or obtain any Consent from, any Person in order for SVI to consummate the Contemplated Transactions, which notice, filing or consent has not already been given, made or obtained.

Section 5.3 Noncontravention. Neither the execution and delivery of this Agreement by SVI, nor the consummation by SVI of the Contemplated Transactions, will directly or indirectly (with or without notice of lapse of time):

(a) contravene, conflict with, or result in a violation of (i) any provision of SVI’s Organizational Documents or (ii) any resolution adopted by the board of directors or the stockholders of SVI;

(b) contravene, conflict with, result in a violation of, or give any Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any applicable law or any order to which SVI or any of its assets may be subject; or

(c) contravene, conflict with, result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under or to accelerate the maturity or performance of or to cancel, terminate or modify, any agreement to which SVI is a party or by which it is bound.

Section 5.4 Brokers’ Fees. SVI has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Contemplated Transactions for which DARA could become liable or obligated.

Section 5.5 Sophisticated Buyer.

(a) SVI has the knowledge and experience in financial and business matters to be capable of making an informed decision with respect to the purchase of the Purchase Shares for the Stock Purchase Price. SVI has all information and materials relating to SVI’s operations, business and properties that SVI deems necessary or appropriate to evaluate its purchase of the Purchase Shares.

(b) SVI understands and acknowledges that DARA makes no representations or warranties other than those representations and warranties expressly made by DARA in Article IV above. Without limiting the generality of the foregoing, SVI understands and acknowledges that DARA makes no representation or warranty and gives no assurance to SVI with respect to the value of SVI or any shares of Common Stock. The Stock Purchase Price represents a privately negotiated price for the Purchase Shares, and SVI has determined that the Stock Purchase Price represents fair consideration for the purchase of the Purchase Shares.

(c) In determining to enter into this Agreement and to consummate the Contemplated Transactions, SVI has not relied upon (i) any representation or warranty of DARA or any of DARA’s directors, officers, employees, agents or representatives, other than those representations and warranties expressly made by DARA in Article IV above, or (ii) any non-disclosure of information by DARA or any of DARA’s directors, officers, employees, agents or representatives. SVI hereby irrevocably waives and releases DARA and DARA’s directors, officers, employees, agents and representatives from any and all actions and claims whatsoever, whether in law or equity, relating to the determination of the amount of the Stock Purchase Price.

Section 5.6 Solvency. The fair salable value of SVI’s assets exceeds, and immediately following the Closing will exceed, the fair value of its liabilities (including contingent liabilities, but excluding any deferred revenue). SVI is able, and following the Closing SVI will be able, to pay its debts (including trade debts) as they mature. SVI’s capital is not unreasonably small in relation to its business, and, as a result of the Contemplated Transactions, SVI will not be left with unreasonably small capital. SVI has not incurred and does not intend to incur, or believe that it will incur, debts beyond its ability to pay as such debts become due.

ARTICLE VI

Conditions to Obligation to Close.

Section 6.1 Conditions to Obligation of SVI. SVI’s obligation to purchase the Purchase Shares and to take the other actions required to be taken by SVI in connection with the Closing is subject to the satisfaction of each of the following conditions:

(a) the representations and warranties of DARA set forth in Article IV above shall be true and correct in all respects at and as of the Closing Date;

(b) no action, suit or proceeding shall be pending or, to the knowledge of SVI, threatened before any governmental body wherein an unfavorable determination would (i) prevent consummation of any of the Contemplated Transactions, or (ii) cause any of the Contemplated Transactions to be rescinded following consummation; and

(c) SVI shall have received all of the agreements, certificates and other documents referred to in Section 7.1.

Section 6.2 Conditions to Obligation of DARA. DARA’s obligation to sell the Purchase Shares and to take the other actions required to be taken by DARA in connection with the Closing is subject to the satisfaction of each of the following conditions:

(a) the representations and warranties of SVI set forth in Article V above shall be true and correct in all respects at and as of the Closing Date;

(b) no action, suit or proceeding shall be pending or, to the knowledge of DARA, threatened before any governmental body wherein an unfavorable determination would (i) prevent consummation of any of the Contemplated Transactions, or (ii) cause any of the Contemplated Transactions to be rescinded following consummation; and

(c) DARA shall have received all of the agreements, certificates and other documents referred to in Section 7.2.

ARTICLE VII

Items to be Delivered in Connection with Closing.

Section 7.1 By DARA. In connection with the Closing, DARA shall deliver to SVI:

(a) within five (5) business days following the Closing Date, the original stock certificate(s) representing a sufficient number of shares of Common Stock so that together with the stock certificate(s) representing the shares pledged to secure the Loan delivered to SVI pursuant to the Loan Agreement, DARA shall have delivered certificates representing a number of shares at least equal to all of the Purchase Shares, accompanied by one or more stock powers duly endorsed by DARA (it being understood that SVI shall return to DARA a stock certificate representing the balance of any shares of Common Stock not included as Purchase Shares) and

(b) such other certificates and documents as may be reasonably requested by SVI in order to effect or carry out the intent of this Agreement.

Section 7.2 By SVI. In connection with the Closing, SVI shall deliver to DARA:

(a) within five (5) business days following the Closing Date, the Note (marked by SVI as “Paid In Full and Cancelled”), in full payment of the Stock Purchase Price; and

(b) such certificates and documents as may be reasonably requested by DARA in order to effect or carry out the intent of this Agreement.

ARTICLE VIII

Certain Post-Closing Matters

Section 8.1 Acknowledgments. DARA understands and acknowledges that SVI has filed with the U.S. Securities and Exchange Commission a registration statement on Form S-1 with respect to a proposed IPO. DARA further understands and acknowledges that the proposed underwriter(s) intends to seek lock-up agreements from SVI’s directors and executive officers and certain stockholders of SVI, including, without limitation, DARA, pursuant to which such Persons will agree, for a designated period of time, to not sell, offer, contract to sell, transfer the economic risk of ownership in, pledge or otherwise transfer or dispose of any shares of Common Stock or any Derivative Securities, whether directly or indirectly.

Section 8.2 Lock-Up Agreement. DARA agrees that, at the request of the underwriter(s) of SVI’s IPO and provided such IPO is completed on or before June 30, 2010, DARA will enter into a lock-up agreement for the benefit of such underwriter(s) in accordance with this Section 8.2 (the “Lock-Up Agreement”). Pursuant to such Lock-Up Agreement, DARA will agree that it shall not, during the period beginning on the date of the prospectus for the delivery of shares of Common

Stock pursuant to the IPO and ending either (i) one hundred eighty (180) days thereafter, or (ii) if any SVI director, executive officer or stockholder is subject to any lock-up agreement that ends on a date earlier than one hundred eighty (180) days after the date of the prospectus for the delivery of shares of Common Stock pursuant to the IPO, such earlier date: (a) offer, pledge, sell, announce the intention to sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, any shares of Common Stock or any Derivative Securities; (b) enter into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of shares of Common Stock; or (c) make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock or any Derivative Securities; in any case, whether any such transaction is to be settled by delivery of shares of Common Stock or other securities, in cash or otherwise. In addition, upon the Closing and prior to the earlier of (x) the effectiveness of the restrictions set forth in the Lock-Up Agreement, or (y) June 30, 2010, DARA agrees that it shall not transfer or dispose of any shares of Common Stock or any Derivative Securities (other than pursuant to this Agreement) unless and until the proposed transferee(s) has agreed in writing to be bound by this Section 8.2 with respect to the shares of Common Stock acquired by such transferee. No transfer in violation of the preceding sentence shall be of any force or effect, and no such transfer shall be made or recorded on the books of SVI. DARA acknowledges that its covenants in this Section 8.2 are a material inducement for SVI to enter into this Agreement and to consummate the Contemplated Transactions.

ARTICLE IX

Survival; Stockholder Agreement Consent

Section 9.1 Survival. All of the representations, warranties, covenants and obligations in this Agreement and any other agreement, certificate or document entered into in connection herewith shall survive the Closing.

Section 9.2 Consent Under Stockholder Agreement. SVI hereby grants to DARA any and all consents and waivers required from it under the Stockholder Agreement or otherwise to permit the Contemplated Transactions. DARA acknowledges, though, that any future transfer or disposition of any of its shares of SVI capital stock remains subject to the terms of the Stockholder Agreement.

ARTICLE X

Miscellaneous

Section 10.1 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties submits to the jurisdiction of any state or federal court sitting in Memphis, Tennessee, in any action or proceeding arising out of or relating to this Agreement. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

Section 10.2 Successors and Assigns; No Third-Party Rights. DARA may not assign any of its rights or obligations under this Agreement without the prior written consent of SVI. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of, the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their successors and permitted assigns.

Section 10.3 Entire Agreement; Amendment. This Agreement and the other agreements, certificates and documents delivered pursuant to this Agreement at the Closing constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof, and supersede all prior agreements and merge all prior discussions, negotiations, proposals and offers (written or oral) between them, and neither Party shall be liable or bound to other Party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

Section 10.4 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, postage prepaid, by fax or by national overnight delivery service, and addressed to the intended recipient as set forth below:

If to DARA:	Copy to:

DARA Pharmaceuticals, Inc.	D. Scott Coward
Attention: CEO	K&L Gates LLP
Forum I	4350 Lassiter at North Hills Avenue
8601 Six Forks Road	Suite 300
Suite 160	Raleigh, NC 27609

Raleigh, NC 27615	Fax: (919) 743-7300
Fax: (919) 861-0239

If to SVI:	Copy to:

SurgiVision, Inc.	SurgiVision, Inc.
Attention: Kimble Jenkins	Attention: Oscar Thomas
One Commerce Square	One Commerce Square
Suite 2550	Suite 2550
Memphis, Tennessee 38103	Memphis, Tennessee 38103
Facsimile: (901) 522-9400	Facsimile: (901) 522-9400

Any notice given in the manner aforesaid shall be deemed to have been served, and shall be effective for all purposes hereof (a) if sent by registered or certified mail, on the earlier of the second day following the day on which it is posted or the date of its receipt by the party to be notified, (b) if sent by fax, the day actually received as evidenced by a written receipt of transmission, and (c) if sent by overnight delivery service, the day after such notice has been delivered by the party to said service. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

Section 10.5 Delays or Omissions; Remedies Cumulative. No delay or omission to exercise any right, power or remedy accruing to any Party, upon any breach or default of another Party under this Agreement, shall impair any such right, power or remedy of such Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any Consent of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

Section 10.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the Party actually executing such counterpart, and all of which together shall constitute one instrument. A signature on a counterpart may be a facsimile or an electronically transmitted signature, and such signature shall have the same force and effect as an original signature.

Section 10.7 Severability. If any provision of this Agreement is held to be unenforceable to any extent under applicable law, such provision shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by law so as to effectuate the Parties’ intent to the maximum extent, and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms to the maximum extent permitted by law.

Section 10.8 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and shall not be considered in construing or interpreting this Agreement.

Section 10.9 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. All plural nouns and pronouns shall be deemed to include the singular case thereof where the context requires, and vice versa. All pronouns shall be gender neutral unless the context otherwise requires. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word “including” shall mean including without limitation.

Section 10.10 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as the Parties mutually determine. Notwithstanding the foregoing, any Party may disclose information with respect to this Agreement and the Contemplated Transactions to extent such Party is required to do so by applicable law (including without limitation applicable securities laws, rules and regulations); provided, however, the disclosing Party (a) shall give the other Party prior notice of the disclosure, and (b) if such disclosure will be in written form, shall give the other Party the prior opportunity to review and comment upon such disclosure.

Section 10.11 Further Assurances. Each Party agrees (a) to furnish upon request to the other Party such further information, (b) to execute and deliver to the other Party such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the agreements, certificates and other documents referred to herein.

Section 10.12 Incorporation of Exhibits and Schedules. All Exhibits and Schedules identified in this Agreement, if any, are incorporated herein by reference and made a part hereof.

Section 10.13 Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel and accountants.

[The remainder of this page was intentionally left blank]

*****

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

DARA PHARMACEUTICALS, INC.

By: /s/ Richard A. Franco
Name: Richard A. Franco
Title: President

SURGIVISION, INC.

By: /s/Oscar Thomas
Name: Oscar Thomas
Title: Vice President, Business Affairs